                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           EL PASO ENERGY CORPORATION
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

[EL PASO ENERGY LOGO]

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of El Paso Energy Corporation (the "Company"), which will be held on Friday, April 28, 2000, at 9:00 a.m. (Pacific daylight savings time), at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the Annual Meeting.

     The Company is pleased to offer you the option of voting your shares (1) electronically via the Internet by following the instructions on your proxy card, (2) by telephone by following the instructions on your proxy card, or (3) by using the enclosed traditional paper proxy card. Whether or not you plan to attend the Annual Meeting, please vote by one of the preceding methods to ensure that your shares are represented and voted in accordance with your wishes. This will help the Company avoid the expense of sending follow-up letters to ensure that a quorum is represented.

                                                        Sincerely,

                                                    /s/ WILLIAM A. WISE

                                                      WILLIAM A. WISE
                                           President and Chief Executive Officer

Houston, Texas
March 17, 2000

                           EL PASO ENERGY CORPORATION
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 28, 2000

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of El Paso Energy Corporation (the "Company") will be held on Friday, April 28, 2000, at 9:00 a.m. (Pacific daylight savings time), at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California, 92660, for the following purposes:

     1. To elect twelve Directors, each to hold office for a term of one year;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the Company's financial statements for the fiscal year ending December 31, 2000; and

     3. To transact any other business which may be properly brought before the Annual Meeting. The Board of Directors is aware of one stockholder proposal that may be presented at the Annual Meeting, which is described in the attached proxy statement.

     Only stockholders of record at the close of business on March 1, 2000, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As an alternative to using the paper proxy card to vote, stockholders may vote electronically via the Internet or by telephone. Please see "Additional Information - Internet and Telephone Voting" in the Proxy Statement for more details. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the proxy in the accompanying envelope, electronically via the Internet or by telephone as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                            By Order of the Board of Directors

                                                   /s/ DAVID L. SIDDALL

                                                     DAVID L. SIDDALL
                                                    Corporate Secretary

Houston, Texas
March 17, 2000

                           EL PASO ENERGY CORPORATION
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002

                                PROXY STATEMENT

             2000 ANNUAL MEETING OF STOCKHOLDERS -- APRIL 28, 2000

     This Proxy Statement with the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about March 17, 2000. The proxy is solicited by the Board of Directors of El Paso Energy Corporation (the "Company") for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, April 28, 2000. Shares of the Company's common stock, par value $3.00 per share (the "Common Stock"), represented by a properly executed proxy submitted either in the accompanying form, via the Internet, or by telephone, will be voted at the Annual Meeting. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Mr. David L. Siddall, Corporate Secretary, El Paso Energy Corporation, 1001 Louisiana Street, Houston, Texas 77002, by signing and delivering a subsequently dated proxy card; by attending the Annual Meeting in person and giving notice of revocation to the Inspector of Election; or by following the appropriate revocation procedures via the Internet or by telephone.

     On August 1, 1998, the Company succeeded El Paso Natural Gas Company ("EPNG") as a publicly traded parent corporation in a holding company reorganization. On October 25, 1999, the Company completed its merger with Sonat Inc. ("Sonat") in a transaction accounted for as a pooling of interests (the "Merger"), with the Company being the surviving entity. Sonat was a diversified energy holding company engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas power and marketing. In the Merger, one share of the Company's Common Stock was issued in exchange for each outstanding share of Sonat common stock. Stockholders will be mailed a separate proxy statement and proxy card for a special meeting of stockholders to be held in connection with the Company's acquisition of The Coastal Corporation.

     March 1, 2000, was the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, or adjournments or postponements of the Annual Meeting. On that date there were 236,316,867 shares of Common Stock outstanding and entitled to vote, which is the Company's only class of voting securities. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder during ordinary business hours at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California.

     Each stockholder is entitled to cast one vote on each proposal presented at the Annual Meeting for each share of Common Stock held as of the record date. One Inspector of Election, a representative from BankBoston, N.A. and appointed by the Board of Directors, shall have authority to receive, inspect, electronically tally and determine the validity of the proxies which are received. In accordance with the Company's By-laws, in determining the number of votes cast for or against a proposal, an abstention by a stockholder will be a vote of abstention with respect to the proposal voted upon and will not be treated as a vote "for" or "against" the proposal; however, an abstention and a broker non-vote will be included when determining whether a quorum is present. The Company's By-laws also provide that a non-vote by a broker will be treated as if the broker never voted, but a non-vote by a stockholder will be deemed a vote "for" the management proposal. Stockholders may vote for all, some or none of the director nominees, and they may vote "for" or "against" the other proposals or abstain from voting.

            INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held twelve meetings during the fiscal year ended December 31, 1999. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Governance Committee. The Governance Committee performs the function of a nominating committee. During the 1999 fiscal year, and during their respective terms, each Director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served.

THE AUDIT COMMITTEE

     The Audit Committee held five meetings during the 1999 fiscal year. The Audit Committee currently consists of Kenneth L. Smalley (Chairman), Juan Carlos Braniff, Max L. Lukens, Adrian M. Tocklin and Malcolm Wallop, each a non-employee Director. The Audit Committee makes a recommendation to the Board of Directors for a firm of independent certified public accountants to audit the Company's annual financial statements. In addition, the Audit Committee reviews with management and the Company's independent certified public accountants the Company's financial statements, the adequacy of the Company's internal accounting controls, the Company's basic accounting and financial policies and practices and the Company's risk management practices.

THE COMPENSATION COMMITTEE

     The Compensation Committee held four meetings during the 1999 fiscal year. The Compensation Committee currently consists of Ben F. Love (Chairman), Byron Allumbaugh, James F. Gibbons and Joe B. Wyatt, each a non-employee Director. The Compensation Committee currently administers the Company's executive stock option plan, long-term incentive compensation plan, annual incentive compensation plan and other executive compensation plans. In addition, the Compensation Committee considers proposals with respect to the creation of and changes to executive compensation plans and reviews appropriate criteria for establishing performance targets and determining annual corporate and executive performance ratings. The policies and mission of the Compensation Committee are set forth in the "Compensation Committee Report on Executive Compensation," which begins on page 16 of this Proxy Statement.

THE GOVERNANCE COMMITTEE

     The Governance Committee, a newly created committee of the Board of Directors, held one meeting during the 1999 fiscal year. The Governance Committee currently consists of Adrian M. Tocklin (Chairman), Kenneth L. Smalley, Malcolm Wallop and Selim K. Zilkha, each a non-employee Director. The Governance Committee currently reviews the qualifications and effectiveness of incumbent Directors, and recommends to the Board criteria regarding size and composition of the Board of Directors. It also reviews the qualifications of potential candidates for the Board of Directors, evaluates the performance of incumbent Directors and recommends to the Board nominees to be elected at the Annual Meeting of Stockholders. Further, any nominations submitted by the stockholders to the Corporate Secretary in accordance with the By-laws are considered by the Governance Committee.

DIRECTOR COMPENSATION

     Each member of the Board of Directors is reimbursed for the usual and ordinary expenses of meeting attendance. Employee Directors receive no additional compensation for serving on the Board of Directors or committees thereof. Pursuant to the Company's 1995 Compensation Plan for Non-Employee Directors, non-employee Directors receive an annual retainer of $60,000, with $10,000 of said amount required to be paid in deferred shares of Common Stock (plus a conversion premium), and the remaining $50,000 to be paid, at the option of the Director, in cash, deferred cash or deferred shares of Common Stock (plus a conversion premium) or a combination thereof. Each non-employee Director receives a retirement benefit credit in the form of deferred shares of Common Stock equal to the annual retainer (without the conversion premium) pursuant to the Company's 1995 Compensation Plan for Non-Employee Directors. Each non-employee Director receives a stock option grant of 3,000 options under the Company's Stock Option Plan for Non-Employee Directors upon initial election to the Board of Directors and an annual stock option grant of 2,000 options upon each re-election to the Board of Directors.

     As part of its overall program to support charitable organizations, the Company has a Director Charitable Award Plan. The plan provides for the designation of up to four charitable organizations to receive a maximum of $1,000,000 in the aggregate upon the death of each Director participant. Pursuant to the plan, each Director is entitled to participate upon the completion of two consecutive years of service on the Board of Directors. Currently, all Directors other than Messrs. Kuehn, Lukens, Wyatt, Zilkha and Mrs. Tocklin are eligible to participate in the plan.

                                   PROPOSALS

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     In accordance with the Company's By-laws, the Board of Directors has fixed at twelve the number of Directors constituting the full Board of Directors. The Company proposes to elect twelve Directors, each to hold office for a term of one year and until his successor has been duly elected and shall qualify. With the exception of broker non-votes and unless otherwise instructed by stockholders, the persons named on the enclosed proxy card will vote the shares of Common Stock represented by such proxy "for" the election of the twelve nominees named in this Proxy Statement. However, if any of the named nominees should be unavailable for election, the Board of Directors may substitute nominees, in which event the shares of Common Stock represented by proxy will be voted "for" such substitute nominees unless an instruction to the contrary is contained on the proxy card. No circumstances are presently known which would render any nominee named herein unavailable to serve as a member of the Board of Directors. Pursuant to the Company's By-laws, the election of each Director requires an affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal. Holders of Common Stock may not cumulate their votes for the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

     Each of the following nominees is currently a Director of the Company:

                 NAME, PRINCIPAL OCCUPATION
               AND OTHER SELECTED INFORMATION
              CONCERNING NOMINEES FOR DIRECTOR
              --------------------------------
BYRON ALLUMBAUGH                                              Director since 1992
Business Consultant.
Age -- 68
Member -- Compensation Committee
Since February 1, 1997, Mr. Allumbaugh's principal occupation has been as a business consultant. From February 1996 to his retirement in February 1997, Mr.
Allumbaugh was Chairman of the Board of Ralphs Grocery Company. He served as
Chief Executive Officer of Ralphs Grocery Company from June 1995 until February
1996. From 1976 to 1995, Mr. Allumbaugh served as Chairman of the Board and Chief
Executive Officer of Ralphs Grocery Company. Mr. Allumbaugh is a member of the
Board of Directors of CKE Restaurants, Inc., Penn Traffic Co. and Ultramar
Diamond Shamrock Inc.

                 NAME, PRINCIPAL OCCUPATION
               AND OTHER SELECTED INFORMATION
              CONCERNING NOMINEES FOR DIRECTOR
              --------------------------------
JUAN CARLOS BRANIFF                                           Director since 1997
Vice Chairman,
Grupo Financiero Bancomer,
Mexico City, Mexico -- Commercial Banking Institution.
Age -- 42
Member -- Audit Committee
Mr. Braniff has served as Vice Chairman of Grupo Financiero Bancomer since
October 1999. He served as Deputy Chief Executive Officer of Service Banking at
BANCOMER from September 1994 to October 1999. Mr. Braniff served as Executive
Vice President of Capital Investments and Mortgage Banking of BANCOMER from
December 1991 to September 1994. For more than five years prior to that date, he held several positions in the real estate, corporate finance and brewing division of Valores Industrales, S.A.-Fomento Economico Mexicano, S.A. de C.V. ("FEMSA")
and its affiliates. Mr. Braniff is currently a member of the Board of Directors of FEMSA, S.A. de C.V., Coca Cola FEMSA, S.A. de C.V. and Grupo Financiero
Bancomer.

JAMES F. GIBBONS, PH.D.                                       Director since 1994
Professor, Electrical Engineering,
Stanford University,
Stanford, California -- Higher Education.
Age -- 68
Member -- Compensation Committee
Dr. Gibbons has been on the faculty of Stanford University since 1957 and was
Dean of the School of Engineering from September 1984 until June 1996. Currently, he is Professor of Electrical Engineering and special counsel to the President for Industry Relations at Stanford University. He is a member of the Board of
Directors of Cisco Systems, Inc. and Lockheed Martin Corporation.

RONALD L. KUEHN, JR.                                          Director since 1999
Non-executive Chairman of the Board,
El Paso Energy Corporation,
Houston, Texas -- Diversified Energy Company.
Age -- 65
Mr. Kuehn has been in the position identified above since October 25, 1999. He served as President and Chief Executive Officer of Sonat from June 1984 until his retirement on October 25, 1999. Mr. Kuehn was Chairman of the Board of Sonat from
April 1986 until his retirement. Currently, he is the non-executive Chairman of the Board of the Company. He is a director of AmSouth Bancorporation, Praxair,
Inc., Protective Life Corporation, The Dun & Bradstreet Corporation, Transocean
Sedco FOREX Inc., and Union Carbide Corporation.

BEN F. LOVE                                                   Director since 1992
Investor.
Age -- 75
Chairman -- Compensation Committee
Since December 1989, Mr. Love's principal occupation has been as a private investor. For more than five years prior to that date, Mr. Love was Chairman of the Board and Chief Executive Officer of Texas Commerce Bancshares, Inc. He is a
member of the Board of Directors of Mitchell Energy & Development Corp.

                 NAME, PRINCIPAL OCCUPATION
               AND OTHER SELECTED INFORMATION
              CONCERNING NOMINEES FOR DIRECTOR
              --------------------------------
MAX L. LUKENS                                                 Director since 1999
Business Consultant.
Age -- 51
Member -- Audit Committee
Mr. Lukens was Chairman, President and Chief Executive Officer of Baker Hughes
Incorporated until January 2000. He was elected Chairman of the Board in January
1997 and became Chief Executive Officer of Baker Hughes Incorporated in 1997. Mr.
Lukens had been with Baker Hughes Incorporated since 1981. Prior to the Merger, he served as a director of Sonat since 1995. He served as director of Transocean
Sedco FOREX Inc. until December 1999.

KENNETH L. SMALLEY                                            Director since 1992
Retired.
Age -- 70
Chairman -- Audit Committee
Member -- Governance Committee
Mr. Smalley has been retired since February 1992. For more than five years prior to that date, Mr. Smalley was a Senior Vice President of Phillips Petroleum
Company and President of Phillips 66 Natural Gas Company, a Phillips Petroleum
Company subsidiary. He is a member of the Board of Directors of El Paso Tennessee
Pipeline Co.

ADRIAN M. TOCKLIN                                             Director since 1999
President and Chief Executive Officer,
Tocklin & Associates, Inc.
St. Petersburg, Florida -- Insurance management and
Consulting.
Age -- 48
Chairman -- Governance Committee
Member -- Audit Committee
Mrs. Tocklin is the President and Chief Executive Officer of Tocklin &
Associates, Inc., an Insurance management and Consulting firm. Prior to the
Merger, she served as a director of Sonat since 1994. During the five years prior to her retirement in April 1998, Mrs. Tocklin served as an executive officer of
CNA Insurance Companies and The Continental Corporation. She is a director of CNA
Surety Corp. and served as a director of First Insurance Company of Hawaii through December 1999.

                 NAME, PRINCIPAL OCCUPATION
               AND OTHER SELECTED INFORMATION
              CONCERNING NOMINEES FOR DIRECTOR
              --------------------------------
MALCOLM WALLOP                                                Director since 1995
Chairman,
Western Strategy Group,
Arlington, Virginia -- Political Foundation.
Age -- 67
Member -- Audit Committee
Member -- Governance Committee
Mr. Wallop has been Chairman of the Western Strategy Group since January 1999. He has been President of Frontiers of Freedom Foundation from January 1996 to present. For eighteen years prior to that date, Mr. Wallop was a member of the
United States Senate. He is a member of the Board of Directors of Hubbell Inc.,
Sheridan State Bank and El Paso Energy Partners Company (f/k/a Leviathan Gas
Pipeline Company), the general partner of El Paso Energy Partners, L.P. (f/k/a
Leviathan Gas Pipeline Partners, L.P.).

WILLIAM A. WISE                                               Director since 1984
President and Chief Executive Officer,
El Paso Energy Corporation,
Houston, Texas -- Diversified Energy Company.
Age -- 54
Mr. Wise has been Chief Executive Officer of the Company (the "CEO") since
January 1990. Mr. Wise has been President of the Company from January 1990 to
April 1996 and from July 1998 to present. He was Chairman of the Board of the
Company from January 1994 to October 1999. Mr. Wise served as President and Chief
Operating Officer of the Company from April 1989 to December 1989. From March
1987 to April 1989, Mr. Wise was an Executive Vice President of the Company. From
January 1984 to February 1987, he was a Senior Vice President of the Company. He
is a member of the Board of Directors of Battle Mountain Gold Company and is
Chairman of the Board of El Paso Tennessee Pipeline Co. and El Paso Energy
Partners Company (f/k/a Leviathan Gas Pipeline Company), the general partner of
El Paso Energy Partners, L.P. (f/k/a Leviathan Gas Pipeline Partners, L.P.).

JOE B. WYATT                                                  Director since 1999
Chancellor, Chief Executive Officer and Trustee,
Vanderbilt University,
Nashville, Tennessee -- Higher Education.
Age -- 64
Member -- Compensation Committee
Mr. Wyatt has served as Chancellor, Chief Executive Officer and Trustee of
Vanderbilt University for more than the past five years. Prior to the Merger, he served as a director of Sonat since 1994. He is a director of Ingram Micro, Inc.
and Reynolds Metals Company.

                 NAME, PRINCIPAL OCCUPATION
               AND OTHER SELECTED INFORMATION
              CONCERNING NOMINEES FOR DIRECTOR
              --------------------------------
SELIM K. ZILKHA                                               Director since 1999
Investor.
Age -- 72
Member -- Governance Committee
Mr. Zilkha has been in the position identified above since January 1998. Prior to the Merger, he served as a director of Sonat since January 1998. Mr. Zilkha is the former Chief Executive Officer of Zilkha Energy Company. He served as the sole director and Chief Executive Officer of Zilkha Energy from March 1984 until
January 1998. Prior to such time, Mr. Zilkha was a banker with Zilkha & Sons in the United States and Europe from 1947 to 1955 and in London from 1955 to 1960.
In 1960, he founded Mothercare, PLC, a retail chain catering to mothers-to-be, babies and small children in Great Britain, Europe and the United States. Mr.
Zilkha sold his interest in Mothercare, PLC in January 1982.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 1, 2000, regarding the beneficial ownership of Common Stock by (i) each Director of the Company, (ii) the Company's Chief Executive Officer and the four other most highly compensated executives officers in the last fiscal year (together, the "named executives"), and (iii) all Directors and executive officers of the Company as a group. No person or entity (other than Mr. Zilkha) is known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. No family relationship exists between any of the Directors and executive officers of the Company.

                             NAME OF              BENEFICIAL OWNERSHIP      STOCK                   PERCENT
TITLE OF CLASS          BENEFICIAL OWNER         (EXCLUDING OPTIONS)(1)   OPTIONS(6)     TOTAL      OF CLASS
--------------          ----------------         ----------------------   ----------   ----------   --------
Common Stock     B. Allumbaugh..................           29,553            20,000        49,553         *
Common Stock     J.C. Braniff...................            4,393            10,000        14,393         *
Common Stock     J.F. Gibbons...................           19,757            18,000        37,757         *
Common Stock     R.L. Kuehn.....................          260,471(2)        682,900       943,371         *
Common Stock     B.F. Love......................           46,846             6,000        52,846         *
Common Stock     M.L. Lukens....................            4,572             3,000         7,572         *
Common Stock     K.L. Smalley...................           32,787            16,000        48,787         *
Common Stock     A.M. Tocklin...................            5,399(3)          3,000         8,399         *
Common Stock     M. Wallop......................           12,495            16,000        28,495         *
Common Stock     W.A. Wise......................        1,845,857(4)      1,394,646     3,240,503     1.36%
Common Stock     J.B. Wyatt.....................            5,866             3,000         8,866         *
Common Stock     S.K. Zilkha....................       14,011,261(5)          3,000    14,014,261     5.93%
Common Stock     H.B. Austin....................          340,034           209,260       549,294         *
Common Stock     J.W. Somerhalder II............          319,861           192,716       512,577         *
Common Stock     J. Richards III................          326,652           179,050       505,702         *
Common Stock     B. White Jr. ..................          326,549           179,050       505,599         *
Common Stock     Directors and executive
                 officers as a group (22 persons
                 total, including those
                 individuals listed above)......       18,813,799         3,621,372    22,435,171     9.35%

---------------

 *  Less than 1%
(1) Directors and executive officers have sole voting and investment power over the shares of Common Stock reflected in the table above, except that each of Messrs. Allumbaugh, Gibbons, Wise, Austin and White shares with one or more other individuals voting and investment power with respect to 4,603, 2,000, 11,694, 318 and 2,000 shares of Common Stock, respectively. Some shares of Common Stock reflected in this column for certain individuals are subject to restrictions. In addition, shares of Common Stock (as of December 31, 1999) reflected for Mrs. Tocklin (866) and Messrs. Allumbaugh (24,901),
     Braniff (4,393), Gibbons (17,757), Kuehn (385), Love (16,846), Lukens
    (465), Smalley (22,787), Wallop (12,495), Wyatt (666), Zilkha (465), Wise
    (1,357,656), Austin (258,169), Somerhalder (243,725), Richards(245,239) and
    White(246,745) include shares held in the Benefits Protection Trust as a result of deferral elections made pursuant to applicable Company plans. These individuals share voting power with the Trustee and receive dividends on such shares, but do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed.
(2) Mr. Kuehn's beneficial ownership excludes 11,500 shares of Common Stock owned by his wife, 20 shares owned by his children, and 3,200 shares held in trust for his children, of which Mr. Kuehn disclaims any beneficial ownership.
(3) Mrs. Tocklin's beneficial ownership excludes 100 shares of Common Stock owned by her husband, of which Mrs. Tocklin disclaims any beneficial ownership.
(4) Mr. Wise's beneficial ownership excludes 400 shares of Common Stock owned by his children under the Uniform Gifts to Minors Act, of which Mr. Wise disclaims any beneficial ownership.
(5) The number of shares of Common Stock reflected for Mr. Zilkha includes 14,008,696 shares held in the Selim K. Zilkha Trust (of which Mr. Zilkha is settlor, trustee and beneficiary).

(6) The Directors and executive officers have the right to acquire the shares of Common Stock reflected in this column within 60 days of February 1, 2000, through the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation awarded to, earned by or paid to any person serving as the Company's CEO or acting in a similar capacity during the last completed fiscal year, and the other named executives for services rendered to the Company and its subsidiaries in all capacities during each of the last three fiscal years. The table also identifies the principal capacity in which each of the named executives served the Company at the end of fiscal year 1999.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                  -------------------------------------   ------------------------------------------
                                                                                   AWARDS                PAYOUTS
                                                                          -------------------------   --------------
                                                              OTHER                      SECURITIES     LONG-TERM          ALL
                                                              ANNUAL       RESTRICTED    UNDERLYING   INCENTIVE PLAN      OTHER
   NAME AND PRINCIPAL              SALARY       BONUS      COMPENSATION   STOCK AWARDS    OPTIONS        PAYOUTS       COMPENSATION
        POSITION           YEAR     ($)         ($)(2)        ($)(3)         ($)(4)        (#)(5)         ($)(6)          ($)(7)
   ------------------      ----   --------    ----------   ------------   ------------   ----------   --------------   ------------
William A. Wise            1999   $275,001(1) $3,800,000     $139,006      $2,199,966     500,000      $29,254,410       $148,368
  President & CEO          1998         --    $1,600,000     $152,939      $1,599,985      98,000               --       $105,227
                           1997         --    $1,105,000     $203,182      $1,104,971          --               --       $106,209
H. Brent Austin            1999   $386,253    $1,113,000           --      $  674,994     125,000      $ 5,531,256       $ 42,628
  Executive Vice           1998   $305,417    $  438,000     $    201      $  437,972      26,250               --       $ 32,410
  President & Chief        1997   $300,000    $  330,000     $ 93,435      $  329,970          --               --       $ 36,150
  Financial Officer
John W. Somerhalder II     1999   $360,000    $1,071,000     $    643      $  674,994     125,000      $ 5,495,006       $ 36,985
  President, Tennessee     1998   $302,500    $  396,000     $    575      $  395,987      26,250               --       $ 30,335
  Gas Pipeline Company     1997   $300,000    $  330,000     $    578      $  329,970          --               --       $ 34,837
Joel Richards III          1999   $347,502    $  956,000     $  6,440      $  559,999     125,000      $ 5,458,756       $ 42,254
  Executive Vice           1998   $279,584    $  396,000     $    221      $  395,987      26,250               --       $ 32,579
  President                1997   $275,000    $  302,500     $ 27,514      $  302,472          --               --       $ 35,088
Britton White Jr.          1999   $347,502    $  956,000           --      $  559,999     125,000      $ 5,458,756       $ 53,202
  Executive Vice           1998   $279,584    $  396,000     $    284      $  395,987      26,250               --       $ 32,774
  President & General      1997   $275,000    $  302,500     $ 34,899      $  302,472          --               --       $ 35,219
  Counsel

---------------

(1) The Compensation Committee determined that Mr. Wise's base salary, which was eliminated in 1996, should be reinstated in connection with the Merger with Sonat. The amount reflected is for a partial year.
(2) The value reflected represents the value of restricted Common Stock and/or cash awarded to each of the named executives for their incentive bonus. Pursuant to the Company's 1995 Incentive Compensation Plan and 1999 Omnibus Incentive Compensation Plan, the named executives are required to receive a substantial part of their annual bonus in restricted Common Stock. The amounts reflected in this column represent a combination of the market value of the restricted Common Stock and cash awarded under the applicable plan. Dividends are paid directly to the holders of the restricted Common Stock during the four-year vesting schedule. In addition, as a result of the stockholders' approval of the Merger with Sonat, that transaction constituted a change in control under the Company's benefit plans and resulted in the automatic cash payment equal to the maximum bonus opportunity for each of the named executives.
(3) The amount reflected for Mr. Wise in fiscal year 1999 includes, among other things, $90,000 for a perquisite and benefit allowance. The amount reflected for Mr. Wise in fiscal year 1998 includes, among other things, $90,000 for a perquisite and benefit allowance and $36,088 in value attributed to use of the Company's aircraft. In fiscal year 1997, the amount for Mr. Wise includes, among other things, a tax gross-up associated with his relocation to Houston and $85,167 for a perquisite and benefit allowance. The amounts reflected for fiscal year 1997 for the other named executives, except for Mr. Somerhalder, are tax gross-ups associated with their relocation to Houston. The aggregate value of the perquisites and other personal benefits received by the other named executives in fiscal years 1999, 1998 and 1997 have not been reflected because the amounts were below the Securities and Exchange Commission's (the "SEC") required reporting threshold.
(4) The Company's 1999 Omnibus Incentive Compensation Plan and 1995 Incentive Compensation Plan provide for and encourage participants to elect to take the cash portion of their annual bonus award in shares of restricted Common Stock. The amounts reflected in this column include the market value of restricted Common Stock on the date of grant, subject to a four-year vesting schedule, received by each of the named executives pursuant to such election. The total shares of restricted Common Stock, including those shares reflected in this column, held on December 31, 1999 by Messrs. Wise, Austin, Somerhalder, Richards and White was 150,000, 30,000, 30,000, 30,000, and 30,000, respectively. These shares of restricted stock are subject to performance vesting, in addition to time vesting. If the required performance targets are not achieved within the required time period, all unvested shares will be forfeited. The aggregate dollar value on December 31, 1999, of all shares of restricted Common Stock held by Messrs. Wise, Austin, Somerhalder, Richards and White was $5,821,875, $1,164,375, $1,164,375, $1,164,375 and $1,164,375, respectively. Dividends are paid directly to the holders of the restricted Common Stock. The foregoing values can be realized by the named executives if, and only if, they remain employees of the Company for the specified time period and the Company's stockholders realize the required total stockholder value during the specified time period.
(5) The number of stock options granted in 1999 are intended as a three-year grant, designed to provide an incentive for successful integration of the Sonat organization following the Merger and will provide compensation only if all stockholders benefit from stock price appreciation.
(6) The amounts in this column for fiscal year 1999 represent the market value of Common Stock and/or cash payout of performance units ("PUs") for the four-year cycle ended on December 31, 1998. In addition, as a result of the stockholders' approval of the Merger with Sonat, that transaction constituted a change in control under the Company's benefit plans and resulted in the automatic cash payment of 25% of the PUs outstanding, and the remaining PUs were cancelled. The amount reflected also includes the value of performance-based restricted Common Stock, which was granted in 1996 and which had achieved all performance targets. No named executive received a long-term incentive plan payout from the Company during fiscal years 1997 and 1998.
(7) The compensation reflected in this column for fiscal year 1999 is comprised of Company contributions to the Company's Retirement Savings Plan, supplemental Company contributions under the Supplemental Benefits Plan and the above-market interest earned on deferred compensation. Specifically, these amounts for fiscal year 1999 were $0, $123,749 and $24,618 for Mr. Wise; $7,200, $29,890 and $5,538 for Mr. Austin; $7,200, $26,819 and $2,966
    for Mr. Somerhalder; $7,200, $26,257, and $8,797 for Mr. Richards and $7,200, $26,257 and $19,745 for Mr. White, respectively.

STOCK OPTION GRANTS

     The table on the following page sets forth the number of stock options granted at fair market value to each of the named executives during the fiscal year 1999. In satisfaction of applicable SEC regulations, the table further sets forth the potential realizable value of such stock options in the year 2009 (the expiration date of the stock options) at arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the stock options. As the table indicates, the annualized stock price appreciation of 5% and 10% will result in stock prices in the year 2009 of approximately $68.62 and $109.26, respectively. The amounts shown in the table as potential realizable values for all stockholders' stock (approximately $5.2 billion and $13.2 billion), represent the corresponding increases in the market value of 235,440,039 shares of the Common Stock outstanding as of December 31, 1999. No gain to the named executives is possible without an increase in stock price, which would benefit all stockholders proportionately. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurances that the potential realizable values shown in this table will be achieved.

                             OPTION GRANTS IN 1999

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL RATES
                                                                                        OF STOCK PRICE
                                        INDIVIDUAL GRANTS(1)                     APPRECIATION FOR OPTION TERM
                          ------------------------------------------------   -------------------------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES    OPTIONS                              IF STOCK PRICE AT   IF STOCK PRICE AT
                          UNDERLYING   GRANTED TO   EXERCISE                      $68.62              $109.26
                           OPTIONS     EMPLOYEES      PRICE     EXPIRATION        IN 2009             IN 2009
          NAME            GRANTED(#)    IN 1999     ($/SHARE)      DATE           5% ($)              10% ($)
          ----            ----------   ----------   ---------   ----------   -----------------   -----------------
ALL STOCKHOLDERS' STOCK
  APPRECIATION..........       N/A         N/A           N/A          N/A     $5,242,496,350      $13,285,515,051
William A. Wise.........   500,000       5.19%       $42.125     10/25/09     $   13,246,093      $    33,568,201
H. Brent Austin.........   125,000       1.30%       $42.125     10/25/09     $    3,311,523      $     8,392,050
John W. Somerhalder
  II....................   125,000       1.30%       $42.125     10/25/09     $    3,311,523      $     8,392,050
Joel Richards III.......   125,000       1.30%       $42.125     10/25/09     $    3,311,523      $     8,392,050
Britton White Jr........   125,000       1.30%       $42.125     10/25/09     $    3,311,523      $     8,392,050

---------------
(1) The stock options granted in 1999 by the Company to the named executives vest one-third on each of the first three anniversaries of the grant date. There were no stock appreciation rights ("SARs") granted in 1999. Any unvested stock options become fully exercisable in the event of a "change in control" (see page 20 of this Proxy Statement for a description of the Company's 1999 Omnibus Incentive Compensation Plan and the definition of the term "change in control.") Under the terms of the Company's 1999 Omnibus Incentive Compensation Plan, the Compensation Committee may, in its sole discretion and at any time, change the vesting of the stock options. Certain non-qualified stock options may be transferred to immediate family members, directly or indirectly or by means of a trust, corporate entity or partnership. Further, stock options are subject to forfeiture and/or time limitations in the event of a termination of employment. Certain of these stock options are automatically converted into shares of restricted Common Stock if certain performance targets are achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information concerning option exercises and the fiscal year-end values of the unexercised stock options (and SARs), provided on an aggregate basis, for each of the named executives.

                    AGGREGATED OPTION/SAR EXERCISES IN 1999
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                            SHARES                           OPTIONS/SARS                  OPTIONS/SARS
                           ACQUIRED        VALUE         AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                          ON EXERCISE    REALIZED     ---------------------------   ---------------------------
          NAME                 #          ($)(1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   -----------   -----------   -------------   -----------   -------------
William A. Wise.........    305,828     $11,154,601    1,439,356       500,000      $33,464,855        $0
H. Brent Austin.........     60,000     $ 2,203,128      209,260       125,000      $ 4,440,652        $0
John W. Somerhalder
  II....................     60,000     $ 2,203,128      192,716       125,000      $ 4,006,794        $0
Joel Richards III.......     60,000     $ 2,203,128      179,050       125,000      $ 3,551,345        $0
Britton White Jr........     60,000     $ 2,203,128      179,050       125,000      $ 3,551,345        $0

---------------

(1) The figures presented in this column have been calculated based upon the difference between the fair market value of the securities underlying each stock option/SAR on the date of exercise and its exercise price. In addition, as a result of the stockholders' approval of the Merger with Sonat, that transaction constituted a change in control under the Company's benefit plans and resulted in the automatic conversion of certain stock options into shares of Common Stock, without cost to the named executive. The value of that conversion is reflected in this column.

(2) The figures presented in these columns have been calculated based upon the difference between $38.9375, the fair market value of the Common Stock on December 31, 1999, for each in-the-money stock option/SAR, and its exercise price. No cash is realized until the shares received upon exercise of an option are sold. Mr. Wise has tandem SARs attached to some of his stock options. If his stock options are exercised, the tandem SARs expire and vice versa. The exercise of a tandem SAR would have a market value equivalent to the exercise of a stock option.

LONG-TERM INCENTIVE AWARDS

  Restricted Stock

     The following table provides information concerning incentive awards of restricted Common Stock made under the Company's 1999 Omnibus Incentive Compensation Plan. The number of shares of restricted Common Stock will vest if, and only if, the named executive remains in the employ of the Company for the specified time period and the required increase in total stockholder return is achieved during such time period.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1999
                                RESTRICTED STOCK

                                                          ESTIMATED NUMBER OF SHARES TO BE VESTED UNDER
                                         PERFORMANCE OR           THE RESTRICTED STOCK GRANT(1)
                                          OTHER PERIOD    ----------------------------------------------
                              NUMBER         UNTIL        BELOW THRESHOLD   THRESHOLD   TARGET   MAXIMUM
           NAME              OF SHARES     MATURATION           (#)            (#)       (#)       (#)
           ----              ---------   --------------   ---------------   ---------   ------   -------
William A. Wise............   150,000       4 years              0           45,000     90,000   150,000
H. Brent Austin............    30,000       4 years              0            9,000     18,000    30,000
John W. Somerhalder II.....    30,000       4 years              0            9,000     18,000    30,000
Joel Richards III..........    30,000       4 years              0            9,000     18,000    30,000
Britton White Jr...........    30,000       4 years              0            9,000     18,000    30,000

---------------

(1) The indicated number of shares of restricted Common Stock vesting at the Threshold, Target and Maximum levels vest only if total shareholder return equals or exceeds 15%, 40% and 65%, respectively, within the indicated performance period.

  Performance Units

     The table on the following page provides information concerning long-term incentive awards of performance units ("PUs") under the Company's 1995 Omnibus Incentive Compensation Plan and the 1999 Omnibus Incentive Compensation Plan. The first grant reflected vests equally per year over the indicated maturation performance period, at the end of which (or at an interim time) the Company's total stockholder return is compared to that of its peer group. The second grant reflected for each of the named executives vests at the end of the performance period, at the end of which the Company's total stockholder return is compared to that of its peer group. With respect to each grant, if the Company's total stockholder return ranks in the first, second, third or fourth quartiles, the value of each unit is $150, $100, $50 and $0, respectively. The payouts will consist of Common Stock and/or cash, as determined by the Compensation Committee. All the amounts shown are potential assumed amounts. There can be no assurance that the Company will achieve the results that would lead to final payments under the plans.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1999
                               PERFORMANCE UNITS

                                                                      ESTIMATED PAYOUTS UNDER
                                                                    NON-STOCK PRICE-BASED PLANS
                              NUMBER    PERIOD UNTIL   ------------------------------------------------------
                             OF UNITS    MATURATION    BELOW THRESHOLD   THRESHOLD      TARGET      MAXIMUM
           NAME              (#) (1)     OR PAYOUT           ($)            ($)          ($)          ($)
           ----              --------   ------------   ---------------   ----------   ----------   ----------
William A. Wise............   35,500      4 years            $0          $1,775,000   $3,550,000   $5,325,000
                              35,500      4 years            $0          $1,775,000   $3,550,000   $5,325,000
H. Brent Austin............   10,000      4 years            $0          $  500,000   $1,000,000   $1,500,000
                              15,000      4 years            $0          $  750,000   $1,500,000   $2,250,000
John W. Somerhalder II.....   10,000      4 years            $0          $  500,000   $1,000,000   $1,500,000
                              15,000      4 years            $0          $  750,000   $1,500,000   $2,250,000
Joel Richards III..........   10,000      4 years            $0          $  500,000   $1,000,000   $1,500,000
                              12,000      4 years            $0          $  600,000   $1,200,000   $1,800,000
Britton White Jr...........   10,000      4 years            $0          $  500,000   $1,000,000   $1,500,000
                              12,000      4 years            $0          $  600,000   $1,200,000   $1,800,000

---------------

(1) The first grant reflected was for a four-year performance cycle beginning January 1, 1999. However, as a result of the Merger with Sonat, that transaction resulted in the automatic cash payout of 25% of the units reflected for that grant. All remaining performance units associated with the January grant were cancelled. The second grant is for a four-year performance cycle which began on July 1, 1999 and will end on June 30, 2003.

                                  PENSION PLAN

     Set forth below is a table describing the Company's Pension Plan in which the named executives, as well as other Company employees, may be entitled to participate. The following table lists current annual retirement benefits payable under the Pension Plan and the Company's Supplemental Benefits Plan (collectively, the "Plans") for the assumed average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65. Under the Pension Plan and applicable Internal Revenue Code ("IRC") provisions, compensation in excess of $160,000 cannot be taken into account and the maximum payable benefit in 1999 is $130,000. Any excess benefits otherwise accruing under the Pension Plan are payable under the Supplemental Benefits Plan.

     Estimated annual benefit levels under the Plans, based on earnings and years of credited service at the normal retirement age, is reflected in the following table:

                               PENSION PLAN TABLE

                                       YEARS OF SERVICE AT NORMAL RETIREMENT AGE
         FINAL AVERAGE           ------------------------------------------------------
       PENSION EARNINGS             15            20             25              30
       ----------------          --------      --------      ----------      ----------
 $ 400,000.....................  $ 94,095      $125,460      $  156,825      $  188,190
 $ 800,000.....................   190,095       253,460         316,825         380,190
 $1,200,000....................   286,095       381,460         476,825         572,190
 $1,600,000....................   382,095       509,460         636,825         764,190
 $1,900,000....................   454,095       605,460         756,825         908,190
 $2,100,000....................   502,095       669,460         836,825       1,004,190
 $2,500,000....................   598,095       797,460         996,825       1,196,190
 $2,800,000....................   670,095       893,460       1,116,825       1,340,190
 $3,100,000....................   742,095       989,460       1,236,825       1,484,190

     Benefits which accrue under the Plans are based upon the gross salary amount of each individual, including base incentive bonus amounts, but excluding all commissions and other compensation or benefits of any kind. For the named executives, the amounts reflected in the Salary and Bonus columns of the "Summary Compensation Table" are generally considered to calculate benefits under the Plans. The Pension Plan formula for retirement at age 65 is 1.1% of the highest five-year average earnings, plus 0.5% of the highest five-year average earnings in excess of one-third of the FICA taxable wage base in effect during the year of termination, times the number of years of credited service up to a maximum of 30 years. There is no deduction for Social Security amounts paid; however, an early retirement supplement equal to 1% of the highest five-year average earnings up to one-third of the FICA taxable wage base in effect in the year of termination, times the number of years of credited service up to a maximum of 30 years, is payable from retirement until age 62. Both the basic benefit and the early retirement supplement are reduced by 2% for each year the participant's actual retirement date precedes the date the participant would have attained age 65, or the date the participant could have retired after attaining age 60 with 30 years of service, if earlier. Years of credited service under the Pension Plan at age 65 for Messrs. Wise, Austin, Somerhalder, Richards and White are 30, 30, 30, 28 and 25 (including 7 years of credited service pursuant to Mr. White's employment agreement, which is described on page 19 of this Proxy Statement), respectively.

     Effective January 1, 1997, the Company amended its noncontributory defined Pension Plan to determine benefits by a cash balance formula in which the named executives, as well as other Company employees, may be entitled to participate. During a five-year transition period, ending December 31, 2001, eligible participants will continue to accrue a minimum benefit under the previous formula, as described above. On December 31, 2001, this benefit will be frozen. The actual benefit paid to participants with a minimum benefit will be the greater of the minimum benefit and the cash balance benefit. Under the cash balance formula, each participant has a cash account which is credited quarterly with a percentage of earnings. The annual percentage is based on a combination of age and service as shown below:

             IF AGE PLUS PAY CREDIT SERVICE ON                THE APPLICABLE ANNUAL %
               THE PRECEDING DECEMBER 31 IS:                      OF EARNINGS IS:
------------------------------------------------------------  -----------------------
      Under 35..............................................            4%
      35 through 49.........................................            5%
      50 through 64.........................................            6%
      65 and over...........................................            7%

     Estimated annual benefits payable under the cash balance pension plan and Supplemental Benefits Plan upon retirement at age 65 for Messrs. Wise, Austin, Somerhalder, Richards and White are $1,337,390, $266,256, $340,188, $231,012,
and $233,703, respectively (based on assumptions that each named executive receives no pay increases, receives maximum bonuses and cash balances are credited with interest at a rate of 3% per annum).

                               PERFORMANCE GRAPHS

     The graphs on the following page show the changes in the value of $100 invested since December 31, 1994 and since March 12, 1992 (the date on which the Common Stock was initially offered to the public), respectively, in the Common Stock, the Standard & Poor's Natural Gas Index and the Standard & Poor's 500 Stock Index.

     The Company has made previous filings and may make future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the following Performance Graphs and the Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

      COMPARISON OF ANNUAL CUMULATIVE TOTAL VALUES FROM 1994-1999 FOR THE
         COMPANY, THE S&P NATURAL GAS INDEX AND THE S&P 500 STOCK INDEX

                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------------------
                                    12/94          12/95          12/96          12/97          12/98          12/99
-------------------------------------------------------------------------------------------------------------------------
 The Company                        $100.0         $ 98.7         $179.3         $241.9         $258.8         $294.9
 S&P Natural Gas Index              $100.0         $137.6         $169.2         $225.6         $290.1         $373.0
 S&P 500 Stock Index                $100.0         $141.4         $188.0         $221.8         $243.4         $289.7

      COMPARISON OF ANNUAL CUMULATIVE TOTAL VALUES FROM 1992-1999 FOR THE
         COMPANY, THE S&P NATURAL GAS INDEX AND THE S&P 500 STOCK INDEX

                                    [GRAPH]

----------------------------------------------------------------------------------------------------------------------
                              3/12/92    12/92     12/93     12/94     12/95     12/96     12/97     12/98     12/99
----------------------------------------------------------------------------------------------------------------------
 The Company                  $100.0    $167.6    $200.4    $176.1    $173.9    $315.6    $426.0    $455.8    $519.4
 S&P 500 Stock Index          $100.0    $108.3    $119.2    $120.7    $166.1    $204.3    $272.4    $350.3    $450.4
 S&P Natural Gas Index        $100.0    $122.6    $145.6    $138.9    $196.4    $261.0    $308.0    $337.9    $402.3

     The annual values of each investment are based on the share price appreciation and assumes cash dividend reinvestment. The calculations exclude any applicable brokerage commissions and taxes. Cumulative total stockholder return from each investment can be calculated from the annual values given above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive officer compensation program is administered and reviewed by the Compensation Committee. The Compensation Committee currently consists of Messrs. Allumbaugh, Gibbons, Love and Wyatt. The Compensation Committee has neither interlocks nor insider participation.

POLICIES AND MISSION

     The Compensation Committee has determined that the compensation program of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also be directly and materially related to the short-term and long-term objectives and operating performance of the Company. To achieve these ends, executive compensation (including base salary, year-end bonus, restricted stock awards, stock option grants and other long-term incentive awards) is, to a significant extent, dependent upon the Company's financial performance and the return on its Common Stock. However, to ensure that the Company is strategically and competitively positioned for the future, the Compensation Committee also has the discretion to attribute significant weight to other factors in determining executive compensation, such as maintaining competitiveness, implementing capital improvements, expanding markets, pursuing growth opportunities and achieving other long-range business and operating objectives.

     In order to determine appropriate levels of executive compensation, the Compensation Committee periodically conducts a thorough competitive evaluation, reviews proprietary and proxy information, and consults with and receives advice from an independent compensation consulting firm. The Compensation Committee also considers relevant industry and market changes when evaluating the Company's performance as well as each individual executive's performance. The independent consulting firm provides data and information that compares the Company with a peer group of companies for evaluation purposes. The peer group consists of a majority of the companies included in the S&P Natural Gas Index (reflected in the Performance Graphs found on page 15 of this Proxy Statement) along with certain additional companies which the consulting firm and the Compensation Committee believe represent the Company's most direct competition for executive talent.

     During 1999, the Compensation Committee requested an independent executive compensation consulting firm to conduct an analysis of the Company's executive compensation and benefit plans, including a survey and comparative analysis of compensation plans of other companies of similar size, post-merger with Sonat, engaged in similar businesses. The Compensation Committee believed such an analysis and reevaluation were timely and necessary in light of the substantial increase in the size of the organization and substantially broader business scope and focus of the Company following the Merger with Sonat. After the study was completed, the Compensation Committee met with the compensation consulting firm to review its conclusions and consider its recommendations for appropriate changes. In a session with the consultant, the Compensation Committee reviewed not only the compensation levels and components of the total compensation package for the CEO and other named executives vis-a-vis similar positions in comparable companies, but also reevaluated the compensation philosophy and plans described herein to confirm that they remain consistent with, and continue to contribute to the accomplishment of, the overall business objectives of the Company.

     A primary mission of the Compensation Committee is to ensure that each executive officer's compensation is directly related to the performance of the Company and its Common Stock, and the performance of the individual executive officer. Toward that end, the Compensation Committee has established an executive compensation program with a strong performance-based orientation. In particular, the Compensation Committee has determined, in consultation with the independent consulting firm, that the value of long-term incentive awards for executive officers, including the CEO, should be targeted in the top one-half of the peer group. These long-term incentive awards should tie directly to the performance of the Common Stock and consist of approximately 50% in stock options and 50% in PUs. With respect to cash compensation, the base salary of executive officers is targeted at or near the 50th percentile of the peer group (described above). Total cash compensation under the Company's current plans can reach approximately the 90th percentile of such peer group with the year-end incentive bonuses.

     As a result of the analysis and reevaluation process described above, the Compensation Committee determined that potential year-end bonuses should range, depending upon the Company and individual performance, from 0% to 200% of base salary for the CEO, from 0% to 150% for Messrs. Austin and Somerhalder and from 0% to 140% for the other named executives. Based on objectives established each year, the Compensation Committee determines the specific percentage bonus to be awarded to each recipient based upon both the Company's and the individual executive's performance. Mr. Wise's employment agreement, as described on page 18 of this Proxy Statement, does not affect the amount of his compensation. Mr. Wise's compensation and benefits are determined under Company plans and programs in effect from time to time in accordance with the policies described above. As a result of the extensive reevaluations discussed above, the Compensation Committee determined that it was necessary and appropriate to reinstate Mr. Wise's base salary (which had been eliminated in 1996), effective October 1999. None of the other named executives received compensation governed or affected by employment agreements.

     Section 162(m) of the IRC ("Section 162(m)") was enacted in 1993 and generally affects the Company's federal income tax deduction for compensation paid to the Company's CEO and four other highest paid executive officers. To the extent compensation is "performance-based" within the meaning of Section 162(m), the Section's limitations will not apply. In 1995 and in 1999, the Board of Directors adopted, and the stockholders approved, certain Company compensation plans which were structured to qualify as performance-based compensation under
Section 162(m). In addition to requiring and encouraging stock ownership by Company executives, these plans are designed to allow the Compensation Committee to provide appropriate compensation when certain performance goals have been achieved. The Compensation Committee awards under the Company plans during 1999 are intended to qualify as performance-based compensation under Section 162(m). It is possible under certain circumstances that some portion of the compensation paid to the Company's CEO and other executive officers will not meet the standards of deductibility under Section 162(m). The Compensation Committee reserves the right to award compensation which does not qualify as performance-based under Section 162(m) if it determines that such awards are necessary to provide a competitive compensation package to attract and retain qualified executive talent.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee reviewed the Company's 1999 financial goals (consisting of earnings before interest and taxes, earnings per share, after tax return on common equity, cash flow and operating and maintenance cost objectives) and this Company's 1999 non-financial goals consisting of achieving certain progress in the regulatory segment (primarily the recontracting effort of Tennessee Gas Pipeline Company capacity and remarketing of turned back capacity on El Paso Natural Gas Company); optimizing and rationalizing assets in the field services segment (including the Deepwater Gulf of Mexico); certain contract restructurings in the merchant energy segment; restructuring certain holdings of the international segment in South America, and acquiring and restructuring certain Asian assets; and operating matters (primarily safety goals), and this Committee hereby certifies that this Company has attained the necessary performance goals for the 1999 performance period to make incentive awards under the Company's 1999 Omnibus Incentive Compensation Plan, the Company's 1995 Incentive Compensation Plan or the Company's 1995 Omnibus Compensation Plan, as applicable. Although the attainment of all performance targets is not required, all such performance targets are evaluated to determine the maximum incentive award opportunity in a given year and what incentive awards are actually made. The Compensation Committee does not assign relative weights to each of the factors and criteria used in determining executive compensation. Moreover, any publication of sensitive and proprietary quantifiable targets and other specific goals for both the Company and the CEO which are established and applied each year could adversely affect the Company.

     The Compensation Committee, consistent with its policies and mission, applied the information and performance factors for 1999 to determine the appropriate compensation for Mr. Wise and other executive officers. Mr. Wise's accomplishments during 1999 resulted in a successful year that was full of challenges, including pursuing and closing significant acquisitions such as Sonat and EnCap Investments, L.P., developing several strategic international projects, restructuring the merchant energy function and implementing expansion projects and innovative financing structures. These achievements, along with his implementation of innovative marketing strategies for excess pipeline capacity, and continued operating efficiencies, has resulted in a successful year for this Company and its stockholders. Having reviewed the contribution that the CEO made to this Company's performance in 1999, the Compensation Committee believes that he continues to demonstrate the motivational, planning and leadership qualities that the executive compensation program was designed to foster and reward.

     In recognition of Mr. Wise's overall performance and his responsibility for the Company's successes during 1999, the Compensation Committee determined that he should receive the highest rating, and awarded him the maximum incentive bonus available under the incentive award opportunity discussed above (200% of base salary). In support of the Compensation Committee's long-term compensation mission to provide competitive compensation incentives to retain and motivate executive officers, Mr. Wise was granted 500,000 stock options, 150,000 shares of performance-based restricted common stock, and 35,500 performance units. The specific amounts of these equity grants for Mr. Wise and the other named executives was determined in accordance with the targets and formulas recommended by the Company's independent consulting firm, as described in more detail above. The Compensation Committee, in consultation with the independent consulting firm, adjusted the Mr. Wise's base salary to $1,100,000 to remain competitive for executive talent. In January 1999, the Compensation Committee granted 35,500 performance units to Mr. Wise, consistent with the Compensation Committee's long-term compensation mission. However, the stockholder approval of the Merger with Sonat caused 25% of those performance units to immediately vest and the remaining performance units were cancelled.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Compensation Committee, in consultation with the independent consulting firm, applied the information and performance factors outlined above in reviewing and approving the compensation of the Company's other executive officers. This process resulted in a determination that, based upon individual performance and their significant individual contributions to overall Company performance during the fiscal year 1999, each of the other four named executive officers should be awarded the maximum incentive bonus available under the incentive award opportunity discussed above (140% or 150% of base salary, as applicable). Stock options, shares of performance-based restricted common stock and performance units were granted in 1999 to executive officers to provide continuing incentives for future performance. The number of options, performance-based restricted stock and performance units granted to such executives was determined in accordance with the targets and formulas recommended by the Company's independent consulting firm in light of the significant Merger with Sonat, as described in more detail above. Base salaries were adjusted for the other named executive officers, determined in consultation with the independent consulting firm, to remain competitive for executive talent, and in consideration of the increased job responsibilities associated with the Merger with Sonat.

           THE 1999 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Byron Allumbaugh  James F. Gibbons  Ben F. Love  Joe B. Wyatt
    (Member)          (Member)      (Chairman)     (Member)

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with Mr. Wise effective July 31, 1992. The term of the agreement is three years from its initial effective date and is automatically renewed at the end of every month (re-establishing a three-year term on the first of each month), unless either party notifies the other that it elects not to extend the term of the agreement. Mr. Wise's compensation and benefits are determined under Company plans and programs in effect from time to time. If Mr. Wise's employment is terminated involuntarily, without cause, or is voluntarily terminated by Mr. Wise for "good reason" (as defined in the Severance Plan, which is discussed below), Mr. Wise will receive his salary, bonus (equal to fifty percent of the maximum bonus opportunity in effect at the time of termination, but not less than fifty percent of annual salary) and benefits through the end of the term of the employment agreement. Unless termination follows a "change in control" (as defined in the Severance Plan), any continued salary, bonus or benefits (not including defined benefit pension plan payments) will be reduced by comparable compensation from subsequent employment. If Mr. Wise's employment is terminated because of death, involuntary termination for cause or is voluntarily terminated by Mr. Wise other than for "good reason," Mr. Wise's right to receive his salary shall terminate on the date of termination of his employment and his right to receive benefits will be determined according to the terms of the Company's applicable plans. In March 1999, subject to certain conditions, Mr. Wise waived his right to terminate his employment for "good reason" by reason of no longer serving as the Chairman of the Board of the Company following the Merger with Sonat. Mr. Wise is also be entitled to pension benefits under the terms of the Company's Supplemental Benefits Plan, however, such pension benefits will be based on one additional year of "age" and "service" credit for each year of the term. Upon termination of his employment, this benefit will be funded through a trust. If Mr. Wise's employment is terminated prior to the end of the term, other than as a result of either a "change in control" of the Company or his voluntary termination of the agreement for "good reason" pursuant to six months prior written notice to the Company of such termination, Mr. Wise will be subject to a noncompetition provision through the end of the term. Any compensation and benefits received by Mr. Wise under the Severance Plan will offset obligations of a similar nature under Mr. Wise's employment agreement. In 1999, the Compensation Committee decided to reinstate Mr. Wise's base salary (which had been eliminated in 1996) in connection with the Merger with Sonat. During 1997, the Company loaned Mr. Wise $1,564,000 for the purchase of his residence in Houston in connection with the Company's relocation to Houston from El Paso, Texas. The loan and interest (at 6.8%) thereon is payable at the end of ten years, or at the time of Mr. Wise's retirement from the Company, whichever is earlier. The loan is secured by Mr. Wise's Houston residence. In the event of a "change in control" (as defined in the Severance Plan) and Mr. Wise meets all the requirements for a severance benefit under the Severance Plan, he will not be required to repay the loan and accrued interest and he may be entitled to a payment to cover any adverse tax consequences (as provided in the Severance
Plan).

     As part of the Merger, the Company entered into a termination and consulting agreement with Ronald L. Kuehn, Jr., dated October 25, 1999. In accordance with the termination and consulting agreement, Mr. Kuehn will serve as the non-executive Chairman of the Company's Board of Directors through December 31, 2000, and will receive a fee of $20,833 per month for a period of 12 months. In addition, during this time, Mr. Kuehn will receive the perquisites that were available to him prior to the Merger, as well as non-cash compensation available to other non-employee Directors. From October 25, 1999, and for the remainder of his life, Mr. Kuehn will receive certain ancillary benefits made available to him prior to the Merger, including the provision of office space and related services, and payment of life insurance premiums sufficient to provide a death benefit equal to four times his base pay as in effect immediately prior to October 25, 1999. Mr. Kuehn and his eligible dependents will also receive retiree medical coverage.

     Pursuant to the Second Amended and Restated Agreement and Plan of Merger dated March 13, 1999, by and between the Company and Sonat, Mr. Selim Zilkha will be nominated by the Board of Directors (or a committee thereof) for election to serve as a director of the Company as long as Mr. Zilkha and members of his immediate family and trust own at least 5% of the then outstanding shares of the Company's Common Stock.

     The Company entered into a letter agreement with Mr. White dated February 22, 1991, which provides that Mr. White is entitled to additional years of credited service with respect to pension benefits which are payable under the Company's Supplemental Benefits Plan if he remains employed with the Company until the specified age set forth in his letter agreement.

     The Company has a Key Executive Severance Protection Plan (the "Severance Plan") which provides severance benefits following a "change in control" (as defined below) of the Company for all officers of the Company and certain of its subsidiaries in an amount equal to three times annual salary, including maximum bonus amounts as specified in the plan. The Severance Plan also provides for the continuation of life and health insurance for a period of 18 months subsequent to a participant's termination of employment following a "change in control" of the Company, as well as a supplemental pension payable under the Company's Supplemental Benefits Plan calculated by adding three years of additional credited pension service and certain other benefits. Benefits are payable under the Severance Plan for any termination of employment within two years of the date of a "change in control" of the Company, except where termination is by reason of death, disability, for cause or instituted by the employee for other than "good reason." The Severance Plan provides that certain additional payments will be made to terminated participants following a "change in control" of the Company if the participant's payments are subjected to a specified adverse excise tax. The Severance Plan also provides that the Company will pay legal fees and expenses incurred by a participant to enforce rights or benefits under the plan. For purposes of the Severance Plan, a "change in control" of the Company is deemed to occur if (a) any person or entity becomes the beneficial owner of 20% or more of the Company's outstanding voting securities, (b) any person or entity purchases the Common Stock pursuant to a tender offer or exchange offer, other than a tender offer or exchange offer made by the Company, (c) the stockholders of the Company approve a merger or consolidation, a sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. Notwithstanding the foregoing, a "change in control" will not be deemed to have occurred if the Company is involved in a merger, consolidation or sale of assets which is in connection with a corporate restructuring wherein stockholders of the Company immediately before such transaction own at least 80% of the combined voting power of all outstanding classes of securities of the company resulting from such transaction in substantially the same proportion as their ownership in the Company immediately prior to such transaction.

     The Company's 1999 Omnibus Incentive Compensation Plan provides that stock options, SARs, limited stock appreciation rights ("LSARs"), PUs and restricted stock may be granted to officers and key employees of the Company and its subsidiaries. This plan, approved by stockholders in 1999, succeeds both the 1995 Omnibus Compensation Plan and the 1995 Incentive Compensation Plan, which have been terminated except as to currently outstanding awards under each of those plans. The Plan Administrator will designate which employees are eligible to participate, the amount of any grant and the terms and conditions (not otherwise specified in the plan) of such grant. Pursuant to the terms of the plan, if a "change in control" of the Company occurs, all outstanding stock options become fully exercisable, SARs and LSARs become immediately exercisable, designated amounts of PUs become fully vested and all restrictions placed on awards of restricted Common Stock automatically lapse. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan.

     The Company's 1995 Omnibus Compensation Plan provided that stock options, SARs, LSARs, PUs and restricted stock could be granted to officers and key employees of the Company and its subsidiaries. Although this plan has been terminated with respect to any new grants, certain stock options remain outstanding thereunder. Pursuant to the terms of the plan, if a "change in control" of the Company occurs, all outstanding stock options become fully exercisable. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan.

     The Company's Omnibus Compensation Plan, which is the predecessor to the Company's 1995 Omnibus Compensation Plan, provided for the grant of stock options, SARs, LSARs, performance share units and restricted Common Stock to officers and key employees of the Company and its subsidiaries. Although this plan has been terminated with respect to any new grants, certain stock options remain outstanding thereunder. Pursuant to the terms of the plan, if a "change in control" of the Company occurs, all outstanding stock options become fully exercisable. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan, except that the definition does not contain the exclusion dealing with mergers, consolidations or sales of assets of the Company in connection with a corporate restructuring of the Company.

     The Company's 1995 Incentive Compensation Plan provided that awards of cash and/or shares of restricted Common Stock could be granted to eligible officers of the Company and its subsidiaries. Although this plan has been terminated with respect to any new grants, certain shares of restricted common stock remain outstanding thereunder. Pursuant to the terms of the plan, if a "change in control" of the Company occurs, the current year's maximum incentive award for each officer becomes fully payable within 30 days following such "change in control" and all restrictions placed on restricted Common Stock lapse. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan.

     The El Paso Energy Corporation Strategic Stock Plan provides that stock options, SARs, LSARs and shares of restricted Common Stock may be granted to officers and key employees of the Company and its subsidiaries, primarily in connection with the Company's strategic acquisitions. The Plan Administrator (as defined in the plan) determines which employees are eligible to participate, the amount of any grant and the terms and conditions (not otherwise specified in the plan) of such grant. Pursuant to the terms of the plan, if a "change in control" of the Company occurs, all outstanding stock options become fully exercisable, SARs and LSARs become immediately exercisable and all restrictions placed on awards of restricted Common Stock automatically lapse. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan.

     The Company's Supplemental Benefits Plan provides benefits to officers and certain key management employees of the Company and its subsidiaries. The benefits equal the amount that a participant failed to receive under the Company's Pension Plan because the Pension Plan does not consider deferred compensation (whether in deferred cash or deferred restricted Common Stock) for purposes of calculating benefits and is subject to IRC limitations on the amount of compensation to be considered when calculating benefits and on the amount of benefits that can be paid to a participant. The plan also provides an additional benefit equal to the amount of the Company's matching contribution to the Company's Retirement Savings Plan that cannot be made because of deferred compensation and IRC limitations. The plan may not be terminated so long as the Pension Plan and/or Retirement Savings Plan remain in effect. The Management Committee (as defined in the plan) designates who may participate and administers the plan. Benefits under the Company's Supplemental Benefits Plan are paid upon termination of employment in a lump-sum payment, in annuity or in periodic installments. In the event of a "change in control," the supplemental pension benefits become fully vested and nonforfeitable. For purposes of the plan, the term "change in control" has the same meaning given such term in the Severance Plan.

     The Company's Deferred Compensation Plan allows eligible executives and key management employees of the Company and its subsidiaries to defer all or a portion of their base salaries and any other deferrals (including certain equity awards) made in accordance with certain of the Company's compensation plans. The Management Committee (as defined in the plan) designates the executives and key management employees who may participate. Amounts deferred are payable upon termination of employment in a lump-sum payment or in periodic installments, except that the Management Committee may, in its discretion, accelerate payments. Any amounts deferred shall be credited with interest, gains/losses based on investments or other indices specified by the Management Committee.

     The Company has a Senior Executive Survivor Benefits Plan which provides certain senior executives of the Company and its subsidiaries, who are designated by the Management Committee (as defined in the plan), with survivor benefit coverage in lieu of the coverage provided generally for employees under the Company's group life insurance plan. The amount of benefits provided, on an after-tax basis, is two and one half times the executive's annual salary. Benefits are payable in installments over 30 months beginning within 31 days after the executive's death, except that the Management Committee may, in its discretion, accelerate payments.

     The Company had a Domestic Relocation Plan, under which the Company is obligated, upon the termination of employment of the named executives (as a result of death, retirement, or permanent disability) or in the event of a change in control, as defined in the Severance Plan described above, to purchase their residences in Houston which they acquired during the Company's relocation from El Paso to Houston in 1997.

PROPOSAL NO. 2 -- RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
                  AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors desires to obtain stockholder ratification of the resolution appointing PricewaterhouseCoopers LLP, 1100 Louisiana Street, Suite 4100, Houston, Texas 77002, as independent certified public accountants for the Company for fiscal year 2000. PricewaterhouseCoopers LLP has served continuously in such capacity for the Company since 1983.

     If the appointment is not ratified, the adverse vote will be considered as an indication to the Board of Directors that it should select other independent certified public accountants for the following fiscal year. Given the difficulty and expense of making any substitution of accountants after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year 2000 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

     A representative from PricewaterhouseCoopers LLP will attend the Annual Meeting to respond to appropriate questions raised during the Annual Meeting or submitted to PricewaterhouseCoopers LLP in writing prior to the Annual Meeting, and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR 2000.

PROPOSAL NO. 3 -- STOCKHOLDER PROPOSAL REGARDING STRATEGIC PLAN REPORT

     The International Brotherhood of Electric Workers' Pension Benefit Plan (the "Fund"), 1125 Fifteenth St., N.W., Washington, D.C. 20005, the beneficial owner of 8,623 shares of Common Stock on December 31, 1999, has indicated that they will present a proposal for action at the 2000 Annual Meeting of Stockholders as follows:

             "SHAREHOLDER PROPOSAL REGARDING STRATEGIC PLAN REPORT

RESOLVED: The shareholders of El Paso Energy Corporation ("Company") urge that the Board of Directors and senior management prepare for shareholders an annual Strategic Plan Report ("SPR"). The Company's SPR should describe the Company's goals, the strategic initiatives designed to accomplish the stated goals, and the accompanying range of corporate policies and programs. In the SPR, the Board and senior management should detail the roles of the corporate constituents, such as shareholders, employees, customers, suppliers, and the community, that are integral to the achievement of the Company's long-term strategic goals. Further, the SPR should describe specific Company programs and policies designed to ensure the contribution of important corporate constituents to the long-term success of the Company.

STATEMENT OF SUPPORT:

The long-term success of the Company is dependent upon the development and implementation of a strategic plan by the Board of Directors and its management team. Management creates and implements its corporate strategic plan under the oversight of the Board of Directors. Shareholder understanding of the Company's long-term strategic plan is critical in that this understanding can develop a supportive and patient source of capital for the Company. The Company's annual report and other communications to shareholders do not provide the information shareholders need to properly evaluate the Company's operating strategy.

The SPR should include a comprehensive discussion of the Company's long-term goals and the policies established and implemented to fulfill these goals. Policies and programs to be described should include growth strategies, research and development initiatives, expansion plans, workplace practices, community involvement initiatives, capital expenditure programs, and other pertinent aspects of Company operations.

An important component of the SPR would be Constituent Reports that outline the Company policies and practices related to the corporate constituencies critical to the long-term success of the Company. Constituent Reports related to shareholders, employees, the communities where the Company operates, customers, and key suppliers should be included within the SPR. These Constituent Reports should detail the Board's views on the relative importance of each constituent group to the Company's long-term success and outline the policies and programs instituted in relation to each constituent group that are designed to contribute to the Company's long-term success.

Revealing information relating to aspects of the Company's operations, such as specific acquisition plans, could put the Company at a competitive disadvantage. Thus, the Board must exercise its judgment as to the appropriate level of detail to provide on sensitive areas of corporate operations. However, confidentiality concerns should not impede the Board's ability to provide a comprehensive and insightful report designed to help shareholders better understand its vision for the Company.

The SPR would serve as the focal point for review, analysis, and discussion at the Company's annual meeting of shareholders. It should be prepared at a reasonable expense and provided to shareholders that request it. It should also be posted on the Company's web site as a cost-effective means of communicating the Company's long-term strategic plan to shareholders and prospective investors."

               STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION
                          TO THE STOCKHOLDER PROPOSAL

     Your Board of Directors believes that the proposal is contrary to the interests of the Company and our stockholders and, accordingly, is recommending that stockholders vote AGAINST the proposal for the following reasons:

     FIRST, the proposal requests the preparation of a report that involves the conduct of our ordinary business operations, and does not have any significant policy or other implications inherent in it. In a recent no-action letter issued by the SEC, the SEC agreed that the recipient of a proposal substantially similar to the Fund's proposal, which also called for the preparation of an annual "Strategic Plan Report," could properly exclude it from the recipient's proxy statement since such a report related to the recipient's "ordinary business operations (i.e., business practices and policies). . . ." Through our continuous announcements and press releases of significant corporate developments as well as our periodic reports, including our annual reports, proxy statement and Forms 10-K and 10-Qs, that we furnish to our stockholders, we provide our stockholders with summaries of our goals, policies and practices and our success in achieving, exceeding or maintaining same. Because we believe that we already do provide such information to our stockholders and that our current forms of communications to our stockholders are the best way to communicate to our stockholders, we have concluded that the Fund's request for a Strategic Plan Report is not in the best interests of our stockholders or other stockholders.

     SECOND, included in each year's annual report to our stockholders are both a summary of the performance of our principal business units and a description of the next year's or years' goals established for that business unit. For competitive reasons, we would not disclose any more detail regarding the policies, initiatives, expansion plans or capital expenditure programs established and implemented by your Board of Directors than we traditionally publish in our annual and other periodic reports furnished or made available to our stockholders and disclosed at our annual stockholder meetings. By providing to our stockholders a summary of your Board of Directors believes that our stockholders can adequately measure the progress of our management in achieving the goals established for the Company's operations.

     THIRD, each year your Board of Directors, with the assistance of the Company's management, establishes strategic and business goals and initiatives for the Company as a whole, as well as business goals and initiatives for each of the Company's principal business units. The Board of Directors then challenges the Company's management to meet or exceed their goals and implement the initiatives. At the conclusion of each year, your Board of Directors, or a committee thereof, evaluates the Company's and each business unit's success in achieving those goals and implementing the initiatives. As you are aware, your Board of Directors is comprised of 12 members, only one of whom (William A.
Wise -- President and CEO) is a member of management. Disclosing to our stockholders a comprehensive Strategic Plan Report that is more detailed with respect to our goals and initiatives than our annual report could compromise sensitive Company information. By compromising sensitive Company information, the Company could be placed at a competitive disadvantage, without increasing the likelihood of meeting or exceeding those goals or the responsibility of your Board of Directors for overseeing the Company's progress in achieving the goals.

     FOURTH, in addition to placing the Company at an unacceptable risk of a competitive disadvantage, disclosure of a Strategic Plan Report with the level of detail requested by the proponent would in many respects become obsolete very early in each year. As our stockholders are aware, the opportunities that appear available for a given future period when a strategic plan is designed are often very different from those that actually materialize. Further, variances from plan typically arise as performances are realized. For that reason, our Board of Directors evaluates our Company's performance in achieving its long-term and short-term goals by using a dynamic process that analyzes numerous factors and peer comparisons. The Strategic Plan Report that is requested by the proponent would be so detailed as that it would not appear to be flexible enough to allow for the dynamic changes that are necessary to compete in our diverse market segments.

THE BOARD OF DIRECTORS URGES A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL. THE PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED "AGAINST" UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE ON THEIR SIGNED PROXIES.

                              COST OF SOLICITATION

     The cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of solicitation of proxies on behalf of the Company's Board of Directors will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $10,000, plus reimbursement of out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by Georgeson Shareholder Communications Inc. Brokerage houses and other custodians and nominees will be asked whether other persons are beneficial owners of the shares of Common Stock which they hold of record and, if so, they will be supplied with additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Common Stock.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Annual Meeting. If, however, any other matters should come before the Annual Meeting all proxies which have been signed and returned without further instruction will give the persons designated thereon discretionary authority to vote according to their best judgment.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, certain officers and beneficial owners of more than 10% of a registered class of the Company's equity securities to file reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Directors, officers and beneficial owners of more than 10% of the Company's equity securities are also required by SEC regulations to furnish the Company with copies of all such reports that they file. Based on the Company's review of copies of such forms and amendments provided to it, the Company believes that all filing requirements were complied with during the fiscal year ended December 31, 1999.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for inclusion in the Proxy Statement for the Company's 2001 Annual Meeting of Stockholders must be mailed to the Corporate Secretary, El Paso Energy Corporation, 1001 Louisiana Street, Houston, Texas 77002, telephone (713) 420-6195, facsimile (713) 420-4099, and must be received by the Corporate Secretary on or before November 17, 2000. The Company will consider only proposals meeting the requirements of applicable SEC rules. Pursuant to the Company's By-laws, in order for stockholder proposals that are not included in such Proxy Statement to be brought before the 2001 Annual Meeting of Stockholders, such proposals must be mailed to the Corporate Secretary at the foregoing address and received not less than 90 days nor more than 120 days prior to the scheduled date of such annual meeting.

            ADDITIONAL INFORMATION -- INTERNET AND TELEPHONE VOTING

     You may vote shares registered in your name, as well as shares that you beneficially own and hold in "street name" through a broker, via the Internet or by telephone. Votes submitted electronically via the Internet or by telephone must be received by 5:00 p.m. eastern daylight time, on April 27, 2000. The giving of such a proxy will not affect your right to vote in person at the Annual Meeting. To vote via the Internet or by telephone, please follow the instructions on your proxy card.

     The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm the accurate recording of stockholder instructions. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be paid by the stockholder.

                                 ANNUAL REPORT

     A copy of the Company's 1999 Annual Report to Stockholders is being mailed with this Proxy Statement to each stockholder entitled to vote at the Annual Meeting. Stockholders not receiving a copy of such Annual Report may obtain one free of charge by writing or calling Mr. David L. Siddall, Corporate Secretary, El Paso Energy Corporation, 1001 Louisiana Street, Houston, Texas 77002, telephone (713) 420-6195 and facsimile (713) 420-4099.

                                                   By Order of the Board of
                                                           Directors

                                                     /s/ DAVID L. SIDDALL
                                                       DAVID L. SIDDALL
                                                      Corporate Secretary

Houston, Texas
March 17, 2000

                                                              SKU # 1107-AMPS-00

                                  DETACH HERE





                      SOLICITED BY THE BOARD OF DIRECTORS

                           EL PASO ENERGY CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 28, 2000






     The undersigned hereby appoints William A. Wise and Britton White Jr., and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of common stock of El Paso Energy Corporation, held of record by the undersigned on March 1, 2000 at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California 92660 on April 28, 2000, and at any adjournment(s) or postponement(s) of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for Director should be unavailable to serve for election, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.


[SEE REVERSE]  (IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE) [SEE REVERSE]
   [SIDE]                                                             [SIDE]

EL PASO ENERGY CORPORATION
C/O EQUISERVE
P.O BOX 8040
BOSTON, MA 02266-8040

VOTE BY TELEPHONE                                                     VOTE BY INTERNET
It's fast, convenient, and immediate!                                 It's fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Phone                                  confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

                                                                      In addition, after your vote, you will have the opportunity
If outside the continental U.S. call collect on a                     to sign up and indicate your consent to receive future
Touch-Tone Phone (201-536-8073).                                      shareholder communications via the Internet, if available.

Follow these four easy steps:                                         Follow these four easy steps:

1.   Read the accompanying Proxy Statement                            1.   Read the accompanying Proxy Statement
     and Proxy Card.                                                       and Proxy Card.

2.   Call the toll-free number                                        2.   Go to the Website.
     1-877-PRX-VOTE (1-877-779-8683).                                      http://www.eproxyvote.com/epg

3.   Enter your 14-digit Control Number located                       3.   Enter your 14-digit Control Number located on
     on your Proxy Card above your name.                                   your Proxy Card above your name.

4.   Follow the recorded instructions.                                4.   Follow the instructions provided.

YOUR VOTE IS IMPORTANT!                                               YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE (1-877-779-8683) anytime!                         Go to http://www.eproxyvote.com/epg anytime!

                             DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

                                  DETACH HERE

    PLEASE MARK YOUR
    VOTES AS INDICATED
[X] IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors.                                                 2. Ratification of the appointment    FOR  AGAINST ABSTAIN
                                                                             of PricewaterhouseCoopers LLP, as
   NOMINEES: (01) Byron Allumbaugh, (02) Juan Carlos Braniff,                Independent Certified Public       [ ]    [ ]     [ ]
   (03) James F. Gibbons, (04) Ronald L. Kuehn, Jr., (05) Ben                Accountants of the Company for
   F. Love, (06) Max L. Lukens, (07) Kenneth L. Smalley, (8) Adrian          for fiscal year 2000.
   M. Tocklin, (09) Malcolm Wallop, (10) William A. Wise, (11) Joe
   B. Wyatt, (12) Selim K. Zilkha                                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                             PROPOSAL 3.
     FOR                          WITHHOLD
ALL NOMINEES   [ ]       [ ]  AUTHORITY TO VOTE                           3. Approval of Stockholder Proposal   FOR  AGAINST ABSTAIN
LISTED ABOVE                  FOR ALL NOMINEES                               regarding preparation of a
                                LISTED ABOVE                                 Strategic Plan Report.             [ ]    [ ]     [ ]

[ ]                                                                          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
    ---------------------------------------                                  PROMPTLY USING THE ENCLOSED ENVELOPE.
     For all nominees except as noted above

                                                                                 MARK HERE
                                                                                FOR ADDRESS  [ ]                    MARK HERE  [ ]
                                                                                 CHANGE AND                       FOR COMMENTS
                                                                                NOTE AT LEFT

                                                                              Please sign exactly as your name appears. If acting
                                                                              as attorney, executor, trustee or in other
                                                                              representative capacity, sign name and title. If a
                                                                              corporation, please sign in full corporate name
                                                                              by President or other authorized officer. If a
                                                                              partnership, please sign in partnership name by
                                                                              authorized person. If held jointly, both parties must
                                                                              sign and date.

Signature:                                 Date:                Signature:                                 Date:
           ------------------------------        -----------                -----------------------------        -----------

                        CONFIDENTIAL VOTING INSTRUCTIONS
                           EL PASO ENERGY CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 28, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                TO: BANKERS TRUST COMPANY, TRUSTEE UNDER EL PASO
                   ENERGY CORPORATION RETIREMENT SAVINGS PLAN

         The undersigned hereby directs the Trustee to vote, in person or by proxy, the full and fractional shares of common stock of El Paso Energy Corporation, credited to my account under the referenced Plan at the close of business on March 1, 2000, the record date, at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California, 92660 on Friday, April 28, 2000, and at any adjournment(s) or postponement(s) of such meeting for the purpose identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for Director should be unavailable to serve, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

         If this proxy is completed, dated, signed and returned in the accompanying envelope to the Trustee by April 25, 2000, the shares of stock represented by this proxy will be voted in the manner directed herein by the undersigned. IF THIS PROXY IS RETURNED TO THE TRUSTEE WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

               TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [ ] IN
DARK INK AND SIGN AND DATE BELOW



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.  Election of Directors-Nominees:
    Byron Allumbaugh,  Juan Carlos Braniff,  James F. Gibbons,  Ronald L.         For All Nominees        Withhold Authority to
    Kuehn, Jr., Ben F. Love, Max L. Lukens,  Kenneth L.  Smalley,  Adrian                                 Vote for all nominees
    M. Tocklin,  Malcolm Wallop,  William A. Wise, Joe B. Wyatt, Selim K.               [ ]                       [ ]
    Zilkha


                                                                                        [ ]
                                                                                             -------------------------------------
                                                                                             For all Nominees Except as Noted


2.  Ratification of the appointment of PricewaterhouseCoopers LLP as              For          Against             Abstain
    Independent Certified Public Accountants for fiscal year 2000                 [ ]            [ ]                 [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

3.  Approval of Stockholder Proposal regarding preparation of a Strategic         For          Against             Abstain
    Plan Report                                                                   [ ]            [ ]                 [ ]


                                                                 If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                 IMPORTANT: Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Shares held as of
March 1, 2000
                                                                 -----------------------------------------     -------------------
                                                                 SIGNATURE                                     DATE

IMPORTANT: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                        CONFIDENTIAL VOTING INSTRUCTIONS
                           EL PASO ENERGY CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS - APRIL 28, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                TO: BANKERS TRUST COMPANY, TRUSTEE UNDER EL PASO
                  ENERGY CORPORATION BENEFITS PROTECTION TRUST

         The undersigned hereby directs the Trustee to vote, in person or by proxy, the full and fractional shares of common stock of El Paso Energy Corporation, credited to my account under the referenced Plan at the close of business on March 1, 2000, the record date, at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 690 Newport Center Drive, Newport Beach, California, 92660 on Friday, April 28, 2000, and at any adjournment(s) or postponement(s) of such meeting for the purpose identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for Director should be unavailable to serve, in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

         If this proxy is completed, dated, signed and returned in the accompanying envelope to the Trustee by April 25, 2000, the shares of stock represented by this proxy will be voted in the manner directed herein by the undersigned. IF THIS PROXY IS RETURNED TO THE TRUSTEE WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

               TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [ ] IN
DARK INK AND SIGN AND DATE BELOW



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
1.  Election of Directors-Nominees:
    Byron Allumbaugh,  Juan Carlos Braniff,  James F. Gibbons,  Ronald L.         For All Nominees        Withhold Authority to
    Kuehn, Jr., Ben F. Love, Max L. Lukens,  Kenneth L.  Smalley,  Adrian                                 Vote for all nominees
    M. Tocklin,  Malcolm Wallop,  William A. Wise, Joe B. Wyatt, Selim K.               [ ]                       [ ]
    Zilkha


                                                                                        [ ]
                                                                                             -------------------------------------
                                                                                             For all Nominees Except as Noted


2.  Ratification of the appointment of PricewaterhouseCoopers LLP as              For          Against             Abstain
    Independent Certified Public Accountants for fiscal year 2000                 [ ]            [ ]                 [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

3.  Approval of Stockholder Proposal regarding preparation of a Strategic         For          Against             Abstain
    Plan Report                                                                   [ ]            [ ]                 [ ]


                                                                 If acting as attorney, executor, trustee or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                 IMPORTANT: Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

Shares held as of
December 31, 1999
                                                                 -----------------------------------------     -------------------
                                                                 SIGNATURE                                     DATE

IMPORTANT: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.